Exhibit 23.2

September 5, 2018

Navios Maritime Containers Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Dear Sir/Madam:

Reference is made to the registration statement on Form F-1 and the prospectus contained therein, including any amendments or supplements thereto (the “Registration Statement”), of Navios Maritime Containers Inc., which in connection with its proposed initial public offering will convert into Navios Maritime Containers L.P., a limited partnership (the “Company”), relating to the public offering of common units of the Company. We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us as set forth in the Registration Statement.

We further advise the Company that our role as industry expert has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the container shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the container shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts.”

Yours faithfully,

Nigel	Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd